Exhibit 99.1

Ocera Therapeutics Announces Staffing Transition

Palo Alto, CA —December 11, 2013 — Ocera Therapeutics (NASDAQ: OCRX) today announced that David S. Moore, its chief business officer, will be leaving Ocera to pursue other opportunities. Mr. Moore was a former member of the management team at Tranzyme and continued his employment with Ocera following the merger of Ocera and Tranzyme, which closed in July 2013. “We are grateful to David for his leadership in overseeing several aspects of our post-merger integration and streamlining,” said Linda Grais, M.D., chief executive officer of Ocera. “We wish him the best in his future endeavors.”

“It has been exciting to be part of a successful merger process, from the initial concept through completion of full integration. OCR-002 has great therapeutic potential for patients with liver disease, which is an important and growing market,” said David Moore. “However, my background lies in sales and marketing, and I plan to return to working with commercial stage products.”

In addition, as part of the transition of Ocera’s corporate headquarters to Palo Alto, CA, Rhonda L. Stanley, Ocera’s controller and principal accounting officer will be leaving Ocera.  Jeryl L. Hilleman, Ocera’s chief financial officer will assume the role of principal accounting officer effective immediately and a controller has been hired in Palo Alto.

About Ocera

Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate). OCR-002 is an ammonia scavenger which has been granted Orphan Disease and Fast Track status from the FDA to treat hyperammonemia and associated hepatic encephalopathy in patients with liver cirrhosis, acute liver failure and acute liver injury. For additional information, please see www.ocerainc.com.

Forward Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the OCR-002 clinical development program, including the market size of patients with liver disease and the potential success of OCR-002 in clinical trials. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “expected,” “hope,” “plan,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera’s current expectations. Forward-looking statements involve risks and uncertainties and Ocera’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading “Risk Factors” in Ocera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed on November 14, 2013, as well as other risks detailed in Ocera’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

Inquiries:

Jeri Hilleman

Ocera Therapeutics, Inc.

Communications@ocerainc.com

650-475-0150